EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER
dated as of
June 7, 2007
by and between
FIRST CITIZENS BANC CORP
and
FUTURA BANC CORP.

i

6.16	No Breaches of Representations and Warranties	44
6.17	Consents	44
6.18	Insurance Coverage	44
6.19	Correction of Information	44
6.20	Confidentiality	45
6.21	Supplemental Assurances	45
6.22	Regulatory Matters	45
6.23	First Citizens Board of Directors Structure Following the Parent Merger	45
6.24	Establishment of Bank Community Board	46
6.25	Bank Name and Signage	46
6.26	Indemnification; Directors’ and Officers’ Liability Insurance	46
ARTICLE VII – CONDITIONS TO CONSUMMATION OF THE MERGER		47
7.01	Conditions to Each Party’s Obligation to Effect the Merger	47
7.02	Conditions to Obligation of Futura	48
7.03	Conditions to Obligation of First Citizens	49
ARTICLE VIII – TERMINATION		50
8.01	Termination	50
8.02	Effect of Termination and Abandonment, Enforcement of Agreement	51
ARTICLE IX – MISCELLANEOUS		51
9.01	Survival	51
9.02	Waiver; Amendment	51
9.03	Counterparts	52
9.04	Governing Law	52
9.05	Expenses	52
9.06	Notices	52
9.07	Entire Understanding; No Third Party Beneficiaries	53
9.08	Interpretation; Effect	53
9.09	Waiver of Jury Trial	53

EXHIBIT A	Form of Voting Agreement
EXHIBIT B	Form of Futura Affiliate Agreement

ii

     AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2007 (hereinafter referred to as this “Agreement”), by and between First Citizens Banc Corp, an Ohio corporation (hereinafter referred to as “First Citizens”), and Futura Banc Corp., an Ohio corporation (hereinafter referred to as “Futura”);
WITNESSETH:
     WHEREAS, First Citizens is a registered bank holding company and owns all of the outstanding shares of The Citizens Banking Company, an Ohio bank (hereinafter referred to as “Citizens Bank”);
     WHEREAS, Futura is a registered bank holding company and owns all of the outstanding shares of Champaign National Bank, a national bank (hereinafter referred to as “Champaign Bank”);
     WHEREAS, Futura also owns all of the outstanding shares of Champaign Investment Company, an Ohio corporation (“Champaign Investment Company”);
     WHEREAS, the Boards of Directors of First Citizens, Futura, Citizens Bank and Champaign Bank believe that the merger of Futura with and into First Citizens, followed by the merger of Champaign Bank with and into Citizens Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of First Citizens and Futura; and
     WHEREAS, the Boards of Directors of First Citizens, Futura, Citizens Bank and Champaign Bank have each unanimously approved this Agreement and the transactions contemplated hereby;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, First Citizens and Futura, intending to be legally bound, hereby agree as follows:
ARTICLE I
Certain Definitions
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.06.
     “Aggregate Consideration” has the meaning set forth in Section 3.10(b).
     “Aggregate Share Consideration” has the meaning set forth in Section 3.10(b).
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

     “Agreement to Merge” has the meaning set forth in Section 2.02.
     “All Cash Election” has the meaning set forth in Section 3.01(c)(ii).
     “All Share Election” has the meaning set forth in Section 3.01(c)(i).
     “Average First Citizens Price” means the arithmetic mean of the closing price of First Citizens Common Shares on NASDAQ for the twenty (20) trading days immediately preceding the fifth (5th) trading day prior to the Effective Date. As to those trading days in which no sales of First Citizens Common Shares are made, the average of the bid and ask price for a First Citizens Common Share on that day shall be used.
     “BHCA” means the Bank Holding Company Act of 1956, as amended.
     “Cash Exchange Amount” has the meaning set forth in Section 3.01(a)(ii).
     “Champaign Bank” has the meaning set forth in the preamble to this Agreement.
     “Champaign Investment Company” has the meaning set forth in the preamble to this Agreement.
     “Citizens Bank” has the meaning set forth in the preamble to this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
     “Consultants” has the meaning set forth in Section 5.03(m)(i).
     “Current Futura D & O Policy” has the meaning set forth in Section 6.26(b).
     “Directors” has the meaning set forth in Section 5.03(m)(i).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenting Shares” means any Futura Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the OGCL.
     “Effective Date” means the date on which the Effective Time occurs.
     “Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.
     “Election” has the meaning set forth in Section 3.01(e).
     “Election Deadline” has the meaning set forth in Section 3.01(e).

     “Election Form” has the meaning set forth in Section 3.01(f).
     “Election Period” has the meaning set forth in Section 3.01(f).
     “Employees” has the meaning set forth in Section 5.03(m)(i).
     “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.04(a).
     “Exchange Fund” has the meaning set forth in Section 3.04(a).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FFIEC” means the Federal Financial Institutions Examination Counsel.
     “First Citizens” has the meaning set forth in the preamble to this Agreement.
     “First Citizens Articles” means the Articles of Incorporation of First Citizens, as amended.
     “First Citizens Board” means the Board of Directors of First Citizens.
     “First Citizens Code” means the Code of Regulations of First Citizens, as amended.
     “First Citizens Common Shares” means the common shares, without par value, of First Citizens.
     “First Citizens Meeting” has the meaning set forth in Section 6.02.
     “First Citizens Offer” shall have the meaning set forth in Section 8.01(f).
     “First Citizens SEC Documents” has the meaning set forth in Section 5.04(h)(i).

     “First Citizens Shareholder Adoption” has the meaning set forth in Section 5.04(f).
     “First Citizens Shares” means the First Citizens Common Shares.
     “Futura” has the meaning set forth in the preamble to this Agreement.
     “Futura 401(k) Plan” has the meaning set forth in Section 6.12(b).
     “Futura Affiliate” has the meaning set forth in Section 6.07.
     “Futura Articles” means the Amended and Restated Articles of Incorporation of Futura, as amended.
     “Futura Board” means the Board of Directors of Futura.
     “Futura Code” means the Code of Regulations of Futura.
     “Futura Common Shares” means the common shares, without par value, of Futura.
     “Futura’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
     “Futura Governing Documents” means the Futura Articles and the Futura Code.
     “Futura Meeting” has the meaning set forth in Section 6.02.
     “Futura Option Plans” has the meaning set forth in Section 3.05(a).
     “Futura Shareholder Adoption” has the meaning set forth in Section 5.03(d).
     “Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality.
     “IRS” has the meaning set forth in Section 5.03(m)(ii).
     “Knowledge” means, with respect to First Citizens, the actual knowledge of any officer of First Citizens with the title of not less than a senior vice president and, with respect to Futura, the actual knowledge of Michael J. Lamping, Robert J. Gantzer, Steven A. Glock and Patricia A. Cromwell, in each case after reasonable inquiry by such persons of the employees of First Citizens or Futura, as applicable, whose duties would, in the ordinary course of business, result in such employees having knowledge concerning such matters.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     “Material Adverse Effect” means, with respect to First Citizens or Futura, as the context may require, any effect that (i) is materially adverse to the financial position, results of operations or business of First Citizens and its Subsidiaries, taken as a whole, or Futura and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either First Citizens or Futura to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates, (b) any change in generally accepted accounting principles or in regulatory accounting requirements applicable to banks or holding companies generally, (c) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, or (d) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.
     “Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
     “Merger Consideration” has the meaning set forth in Section 3.01(a).
     “Mixed Election” has the meaning set forth in Section 3.01(c)(iii).
     “NASDAQ” means the Capital Securities tier of The NASDAQ Stock Market LLC.
     “New Certificates” has the meaning set forth in Section 3.04(a).
     “New Directors” has the meaning set forth in Section 6.23.
     “Non-401(k) Shares” means the issued and outstanding Futura Common Shares at the Effective Time, excluding the Futura Common Shares held in the Futura 401(k) Plan.
     “OCC” means The Office of the Comptroller of the Currency.
     “OGCL” means the Ohio General Corporation Law.
     “Old Certificate” has the meaning set forth in Section 3.04(a).
     “Outstanding Options” has the meaning set forth in Section 3.05.
     “OSS” means the Office of the Secretary of State of the State of Ohio.
     “Parent Merger” has the meaning set forth in Section 2.01.
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
     “Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
     “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.03.
     “Registration Statement” has the meaning set forth in Section 6.03.
     “Regulatory Authorities” has the meaning set forth in Section 5.03(i).
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
     “Resulting Bank” has the meaning set forth in Section 2.02.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument, the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “SERP” means Futura’s Supplemental Executive Retirement Plan.
     “Share Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).
     “Stock Appreciation Right” has the meaning set forth in Section 3.06.
     “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.
     “Surviving Corporation” has the meaning set forth in Section 2.01.
     “Takeover Laws” has the meaning set forth in Section 5.03(o).
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
     “Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
     “Treasury Shares” shall mean Futura Common Shares held by Futura or any of its Subsidiaries or First Citizens Common Shares held by First Citizens or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
     “Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among First Citizens and certain shareholders of Futura.
ARTICLE II
The Merger
     2.01 The Parent Merger. At the Effective Time, Futura shall merge with and into First Citizens (the “Parent Merger”), First Citizens shall survive the Parent Merger and continue to exist as an Ohio corporation (First Citizens, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Futura shall cease. At the Effective Time, the First Citizens Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until amended in accordance with the OGCL; the First Citizens Code, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until amended in accordance with the OGCL; and the individuals serving as officers and directors of First Citizens immediately prior to the Effective Time shall become the officers and directors of the Surviving Corporation for the balance of the term for which such individual was appointed or elected; provided, however, that three (3) members of Futura’s Board of Directors will be designated to fill vacancies existing on the First Citizens Board of Directors at the Effective Time in accordance with Section 6.23. First Citizens may at any time prior to the Effective Time, subject to the prior written consent of Futura, which consent shall not be unreasonably withheld, change the method of effecting the Merger (including, without limitation, the provisions of this Article II), if and to the extent First Citizens deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to which the holders of Futura Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement, (ii) adversely affect the tax treatment of Futura’s shareholders as a result of receiving the Merger Consideration; or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
     2.02 The Subsidiary Merger. At the time specified by Citizens Bank in its Certificate of Merger filed with the OSS (which shall not be earlier than the Effective Time), Champaign

Bank shall merge with and into Citizens Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Champaign Bank and Citizens Bank and filed with the OSS and the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Champaign Bank shall cease and Citizens Bank shall survive the Subsidiary Merger and continue to exist as a state bank (Citizens Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Champaign Bank shall cease. (The Parent Merger and the Subsidiary Merger are sometimes collectively be referred to as the “Merger”.)
     2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the occurrence of the filing in the office of the OSS of a Certificate of Merger in accordance with Section 1701.81 of the OGCL or such later date and time as may be set forth in such filing.
     2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, First Citizens and Futura shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time.”
ARTICLE III
Consideration; Exchange Procedures
     3.01 Merger Consideration.
     (a) General. In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, automatically and without any action on the part of any Person, each Futura Common Share (excluding Treasury Shares and Futura Common Shares held by First Citizens) issued and outstanding immediately prior to the Effective Time shall be converted, by virtue of the Merger and at the election of the holder thereof into either:
     (i) 1.1726 First Citizens Common Shares, subject to adjustment as set forth in Sections 3.07, 3.10(b) and/or 8.01(f) (the “Share Exchange Ratio”);
     (ii) Cash in the amount of $23.00 (the “Cash Exchange Amount”); or
     (iii) A combination of such First Citizens Common Shares and cash.
Subject to adjustment for cash paid in lieu of fractional shares in accordance with Section 3.03 and as set forth in Section 3.01(j), it is understood and agreed that the aggregate consideration for the Merger shall be a mixture of First Citizens Common Shares and cash, with (A) 80% of the Non-401(k) Shares being exchanged for First Citizens Common Shares and 20% of the Non-401(k) Shares being exchanged for cash

(including Dissenting Shares), excluding, for purposes of these calculations, cash amounts paid in connection with the termination of Outstanding Options and the conversion of Stock Appreciation Rights, and (B) the Futura Common Shares held by the Futura 401(k) Plan being exchanged for cash (the “Merger Consideration”).
     (b) Conversion of Futura Common Shares held in the Futura 401(k) Plan. Notwithstanding anything to the contrary contained in this Agreement, all Futura Common Shares held in the Futura 401(k) Plan shall be converted into and become cash (payable by check) based on the Cash Exchange Amount, and no such Futura Common Shares shall be converted into First Citizens Common Shares.
     (c) Election as to Non-401(k) Shares. The Futura shareholders shall have the following options in connection with the exchange of their Non-401(k) Shares in the Merger:
     (i) At the election of the holder, all of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become First Citizens Common Shares at the Share Exchange Ratio (such election, the “All Share Election”); provided, however, that:
     (A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03; and
     (B) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of eighty percent (80%) of the Non-401(k) Shares be converted into and become First Citizens Common Shares; or
     (ii) At the election of the holder, all of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) based on the Cash Exchange Amount (such election, the “All Cash Election”); provided, however, that:
     (A) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of twenty percent (20%) of the Non-401(k) Shares (including Dissenting Shares) be converted into and become cash; or
     (iii) At the election of the holder, eighty percent (80%) of such holder’s Non-401(k) Shares shall be converted into and become First Citizens Common Shares at the rate of the Share Exchange Ratio and twenty percent (20%) of such holder’s Non-401(k) Shares deposited with the Exchange Agent shall be converted into and become cash (payable by check) based on the Cash Exchange Amount (such election, the “Mixed Election”); provided, however, that:
     (A) Fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03;

     (B) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of eighty percent (80%) of the Non-401(k) Shares be converted into and become First Citizens Common Shares; and
     (C) Giving effect to Section 3.01(c)(i), (ii), and (iii), in no event shall more than a total of twenty percent (20%) of the Non-401(k) Shares (including Dissenting Shares) be converted into and become cash; or
     (iv) If no Election is made by the holder by the Election Deadline, all of such holder’s Non-401(k) Shares shall be converted into the right to receive First Citizens Common Shares as set forth in Section 3.01(c)(i), cash as set forth in Section 3.01(c)(ii), or any combination of First Citizens Common Shares and cash as determined by First Citizens, or, at First Citizens’ direction, by the Exchange Agent, at the Share Exchange Ratio and the Cash Exchange Amount, as applicable; provided, however, that fractional shares shall not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.03. Such Non-401(k) Shares shall be allocated by First Citizens or the Exchange Agent pro rata among non-electing holders based upon the number of Non-401(k) Shares for which an election has not been received by the Election Deadline in order to (A) achieve the overall ratio of eighty percent (80%) of Non-401(k) Shares converted into First Citizens Common Shares and twenty percent (20%) of Futura Common Shares converted into cash (including Dissenting Shares) and (B) satisfy the elections made by the Futura shareholders to the greatest extent possible subject to such overall ratio. Notice of such allocation shall be provided promptly to each shareholder whose Futura Common Shares are allocated pursuant to this Section 3.01(c)(iv).
     (d) Treasury Shares. Futura Common Shares held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
     (e) Outstanding First Citizens Common Shares. Each First Citizens Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
     (f) Procedures for Election.
     An election form and other appropriate transmittal materials in such form as Futura and First Citizens shall mutually agree (the “Election Form”) shall be mailed to shareholders of Futura prior to the Election Period (defined below). The “Election Period” shall be such period of time as Futura and First Citizens shall mutually agree, within which Futura shareholders may validly elect the form of Merger Consideration set forth in Section 3.01(c) (the “Election”) that they choose to receive in the Merger, occurring between (i) the date of the mailing by Futura of the Proxy Statement for the Futura Meeting and (ii) five days prior to the Effective Date. The “Election Deadline” shall be the time, specified by First Citizens after consultation with Futura, on the last day of the Election Period.

     (g) Perfection of the Election. An Election shall be considered to have been validly made by a Futura shareholder only if (i) the Exchange Agent (as defined in Section 3.04(a)) shall have received an Election Form properly completed and executed by such shareholder, accompanied by a certificate or certificates representing the Futura Common Shares as to which such Election is being made, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Futura, or containing an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the NASD, or a commercial bank or trust company in the United States, and (ii) such Election Form and such certificate(s) or such guaranty of delivery shall have been received by the Exchange Agent prior to the Election Deadline.
     (h) Withdrawal of Election. Any Futura shareholder may at any time prior to the Election Deadline revoke such shareholder’s Election and either (i) submit a new Election Form in accordance with the procedures in Section 3.01(g) or (ii) withdraw the Election Form and certificate(s) for Futura Common Shares deposited therewith by providing written notice that is received by the Exchange Agent by 5:00 p.m., local time for the Exchange Agent, on the business day prior to the Election Deadline. Elections will be deemed to be revoked if this Agreement is terminated in accordance with its terms.
     (i) Reduction of Shares Deposited for Cash. If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(h), plus the total number of Dissenting Shares, is more than twenty percent (20%) of the total number of Non-401(k) Shares issued and outstanding at the Effective Time, First Citizens will promptly eliminate, or cause to be eliminated by the Exchange Agent, from the shares deposited pursuant to the All Cash Election, a sufficient number of such shares so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election and the Mixed Election, plus the total number of Dissenting Shares, does not exceed twenty percent (20%) of the Non-401(k) Shares. The holders of Futura Common Shares who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than eighty percent (80%) of their Non-401(k) Shares converted into First Citizens Common Shares. After giving effect to Section 3.01(c)(iv), such elimination will be effected as follows:
     (i) First Citizens will eliminate or cause to be eliminated by the Exchange Agent from the shares deposited pursuant to the All Cash Election, and will add or cause to be added to the shares deposited for First Citizens Common Shares pursuant to the All Stock Election, on a pro rata basis in relation to the total number of shares deposited pursuant to the All Cash Election, such whole number of Non-401(k) Shares on deposit for cash pursuant to the All Cash Election as may be necessary so that the total number of shares remaining on deposit for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the Non-401(k) Shares;

     (ii) All Non-401(k) Shares that are eliminated pursuant to Section 3.01(i)(i) from the shares deposited for cash shall be converted into First Citizens Common Shares as provided by Section 3.01(c)(i); and
     (iii) Notice of such allocation shall be provided promptly to each shareholder whose Non-401(k) Shares are eliminated from the shares on deposit for cash pursuant to Section 3.01(i)(i).
     (j) Increase of Shares Deposited for Cash. If the total number of Non-401(k) Shares which have, at the Election Deadline, been deposited with the Exchange Agent for cash pursuant to the All Cash Election or the Mixed Election and not withdrawn pursuant to Section 3.01(h), plus the total number of Dissenting Shares, is less than twenty percent (20%) of the total number of Non-401(k) Shares, First Citizens shall promptly add, or cause to be added by the Exchange Agent, to the shares deposited for cash, the Futura Common Shares held in the Futura 401(k) Plan or some portion thereof and, if necessary, a sufficient number of Non-401(k) Shares deposited for First Citizens Common Shares pursuant to the All Stock Election so that the total number of Non-401(k) Shares and Futura Common Shares held in the Futura 401(k) Plan on deposit for cash on the Effective Date, plus the total number of Dissenting Shares, is not less than twenty (20%) of the total number of Non-401(k) Shares. The holders of Non-401(k) Shares who have elected to have their shares converted pursuant to the Mixed Election shall not be required to have more than twenty percent (20%) of their Non-401(k) Shares converted into cash. After giving effect to Section 3.01(c)(iv), such addition will be effected as follows:
     (i) First, First Citizens shall add or cause to be added to the shares deposited for cash pursuant to the All Cash Election or the Mixed Election the Futura Common Shares held in the Futura 401(k) Plan or some portion thereof so that the resulting number of shares on deposit for cash, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the total number of Non-401(k) Shares. If the number of Non-401(k) Shares deposited for cash pursuant to the All Cash Election or the Mixed Election, plus the total number of Dissenting Shares and the Futura Common Shares held in the Futura 401(k) Plan, is less than twenty percent (20%) of the total number of Non-401(k) Shares, then the Exchange Agent will eliminate or cause to be eliminated from the shares deposited for First Citizens Common Shares pursuant to the All Stock Election, on a pro rata basis in relation to the total number of Non-401(k) Shares deposited for First Citizens Common Shares pursuant to the All Stock Election, such whole number of Non-401(k) Shares as may be necessary so that the resulting number of shares on deposit for cash, plus the total number of Dissenting Shares, is equal, as nearly as practicable, to twenty percent (20%) of the Non-401(k) Shares;
     (ii) All Futura Common Shares that are added pursuant to Section 3.01(j) to the shares deposited for cash shall be converted into cash as provided by Section 3.01(c)(ii); and

     (iii) Notice of such allocation shall be provided promptly to each shareholder whose Futura Common Shares are added to the shares on deposit for cash pursuant to Section 3.01(j)(i).
     3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of Futura Common Shares shall cease to be, and shall have no rights as, shareholders of Futura, other than (a) to receive any dividend or other distribution with respect to such Futura Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Futura or the Surviving Corporation of any Futura Common Shares.
     3.03 Fractional Shares. No fractional First Citizens Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in the Parent Merger; provided, however, that First Citizens shall pay to each holder of Futura Common Shares who would otherwise be entitled to a fractional First Citizens Common Share (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of First Citizens Common Shares to which the holder would be entitled by $23.
     3.04 Exchange Procedures.
          (a) At or prior to the Effective Time, First Citizens shall deposit, or shall cause to be deposited, with Illinois Stock Transfer Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing Futura Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing First Citizens Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Futura Common Shares.
          (b) As promptly as practicable after the Effective Time, First Citizens shall send or cause to be sent to each holder of record of an Old Certificate which was not deposited with the Exchange Agent pursuant to Section 3.01(g) transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III. First Citizens shall cause the New Certificates into which shares of a shareholder’s Futura Common Shares are converted at the Effective Time and/or any check in respect of cash to be paid as part of the Merger Consideration and in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Old Certificates representing such Futura Common Shares owned by such shareholder. No interest will be paid on any such cash to be paid in exchange for Futura Common Shares or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

          (c) Notwithstanding the foregoing, neither the Exchange Agent, nor any party hereto, shall be liable to any former holder of Futura Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
          (d) No dividends or other distributions with respect to First Citizens Common Shares with a record date occurring on or after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Futura Common Shares converted in the Parent Merger into the right to receive shares of such First Citizens Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Citizens Common Shares such holder had the right to receive upon surrender of the Old Certificates.
          (e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Futura for six months after the Effective Time shall be paid to First Citizens. Any shareholders of Futura who have not theretofore complied with this Article III shall thereafter look only to First Citizens for payment of the Merger Consideration or cash in lieu of fractional shares without any interest thereon.
     3.05 Conversion of Futura Stock Options
          (a) Immediately prior to the Effective Time, each outstanding option to purchase Futura Common Shares granted pursuant to the Futura Banc Corp. 1994 and 1998 Stock Option and Stock Appreciation Rights Plans and the Futura Banc Corp. 1997 and 2001 Directors’ Stock Option and Appreciation Rights Plans (together, the “Futura Option Plans”) which has not been exercised before the Election Deadline (the “Outstanding Options”), whether or not then vested and exercisable, shall be terminated, and each grantee thereof shall be entitled to receive in consideration and exchange for such termination, an amount in cash equal to the product of (i) the difference between $23, less the exercise price of each such option, multiplied by (ii) the number of Futura Common Shares subject to each such option.
          (b) First Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.05 to any holder of Outstanding Options such amounts as First Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Outstanding Options in respect of which such deduction and withholding were made.
     3.06 Disposition of Stock Appreciation Rights
          (a) Immediately prior to the Effective Time, each outstanding and unexercised stock appreciation right granted pursuant to the Futura Option Plans (“Stock Appreciation

Right”), whether or not then vested or exercisable, shall be terminated, and each grantee thereof shall be entitled to receive in consideration and exchange for such termination, an amount in cash equal to the product of (i) the difference between $23, less the exercise price of such right, multiplied by (ii) the number of Futura Common Shares subject to such right.
          (b) First Citizens or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.06 to any holder of a Stock Appreciation Right such amounts as First Citizens or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by First Citizens or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Stock Appreciation Right in respect of which such deduction and withholding were made.
     3.07 Anti-Dilution Provisions and Other Adjustments.
          In the event First Citizens changes (or establishes a record date for changing) the number of First Citizens Common Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding First Citizens Common Shares and the record date therefor shall be prior to the Effective Time, the Share Exchange Ratio shall be proportionately adjusted.
     3.08 Lost Certificates.
          If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:
          (a) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;
          (b) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and
          (c) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Futura Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;
then the Exchange Agent, in the absence of actual notice to it that any Futura Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash and/or First Citizens Common Shares (and cash in lieu of fractional First

Citizens Common Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.
     3.09 Dissenting Shares.
          Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding Futura Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided in Section 1701.85 of the OGCL, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Section 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in the form of First Citizens Common Shares or cash, as determined by the Surviving Corporation.
     3.10 Tax Consequences.
          (a) For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation section 1.368-2(g).
          (b) Notwithstanding anything in this Agreement to the contrary, to preserve the status of the Parent Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code, if, based upon the closing price of the First Citizens Common Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, the aggregate value of the First Citizens Common Shares to be issued in connection with the Parent Merger (excluding cash issued in lieu of fractional First Citizens Common Shares pursuant to Section 3.03, the “Aggregate Share Consideration”) would be less than 40% of the Aggregate Consideration (as defined below), then First Citizens may, at its sole option, increase the Share Exchange Ratio so that the Aggregate Share Consideration, as determined based upon the closing price of the First Citizens Common Shares as reported on NASDAQ on the trading day immediately preceding the Effective Time, is equal to at least 40% of the Aggregate Consideration. As used in this Section 3.10(b), “Aggregate Consideration” means the sum of: (i) the aggregate cash consideration paid pursuant to an election to receive the Cash Exchange Amount pursuant to Section 3.01(a)(ii); (ii) cash issued in exchange for the Futura Common Shares held by the Futura 401(k) Plan pursuant to Section 3.01(b); (iii) cash issued in lieu of fractional First Citizens Common Shares pursuant to Section 3.03; (iv) cash issued to holders of Dissenting Shares; and (v) the Aggregate Share Consideration.
ARTICLE IV
Actions Pending Consummation of Merger
     4.01 Forbearances of Futura. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of First Citizens, Futura shall not, and shall cause each of its Subsidiaries not to:

          (a) Ordinary Course. Conduct the business of Futura and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Futura’s ability to perform any of its material obligations under this Agreement.
          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Futura Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional Futura Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than (A) the payment of the previously declared cash dividend on Futura Common Shares in an amount equal to $.15 per share for the quarter ended June 30, 2007, (B) the declaration and payment of a cash dividend on Futura Common Shares in an amount not to exceed $.15 per share with a record date and a payment date in the quarter ended September 30, 2007, (C) the declaration and payment of a cash dividend on Futura Common Shares in an amount not to exceed $.17 per share with a record date and a payment date in November or December 2007, and (D) dividends from wholly owned Subsidiaries to Futura, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, officer or employee of Futura or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit, (including incentive or bonus payments), except (i) as Previously Disclosed, (ii) for changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.
          (e) Benefit Plans. Except as contemplated by this Agreement, enter into, establish, adopt or amend (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (iii) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Futura or its Subsidiaries, or take any action to accelerate the payment of benefits, or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.

          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity.
          (h) Governing Documents. Amend the Futura Governing Documents or the articles of incorporation or bylaws (or similar governing documents) of any of Futura’s Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.
          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Futura and its Subsidiaries, taken as a whole.
          (l) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.
          (m) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
          (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.
          (o) Indirect Loans. Make or purchase any indirect or brokered loans, not including participation in loans with other banks.
          (p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $50,000 or in the aggregate exceed $100,000.

          (q) Loan Restrictions. Originate or issue a commitment to originate any loan in a principal amount in excess of $2,500,000.
          (r) Taxes. (i) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax shown, or required to be shown, on any such Tax Return; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
          (r) Commitments. Agree or commit to do any of the foregoing.
     4.02 Forbearances of First Citizens. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Futura, First Citizens shall not, and shall cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of First Citizens and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon First Citizens’ ability to perform any of its material obligations under this Agreement.
          (b) Preservation. Fail to use reasonable efforts to preserve intact in any material respect their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates.
          (c) Dividends, etc. Make, declare, pay or set aside for payment any dividend, other than (A) cash dividends on First Citizens Common Shares in an amount not to exceed, on an annualized basis, the aggregate per share amount of $1.16, with record and payment dates consistent with past practice, and (B) dividends from wholly owned subsidiaries to First Citizens.
          (d) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (e) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of First Citizens to exercise its rights under the Voting Agreement.
          (f) Risk Management. Except pursuant to applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
          (g) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional First Citizens Common Shares or any Rights, or (ii) enter into any agreement with respect to the foregoing.
          (h) Acquisitions. Acquire (other than (i) by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice or (ii) the acquisition of deposits or individual branches) all of the assets, business, or properties of any other bank holding company or state or national bank.
          (i) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
     5.01 Disclosure Schedules. On or prior to the date hereof, First Citizens has delivered to Futura a schedule, and Futura has delivered to First Citizens a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation. Futura’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue, incorrect or to have been breached as a result of effects on Futura arising solely from actions taken in compliance with a written request of First Citizens.
     5.02 Standard. No representation or warranty of Futura or First Citizens contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had, or is reasonably likely to have, a Material Adverse Effect.
     5.03 Representations and Warranties of Futura. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Futura hereby represents and warrants to First Citizens:
          (a) Organization, Standing and Authority. Futura is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Futura is registered as a bank holding company under the BHCA. Champaign Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Champaign Bank is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) Capital Structure of Futura. As of the date of this Agreement, the authorized capital stock of Futura consists solely of 3,000,000 Futura Common Shares, of which 2,614,511 shares are outstanding; 279,443 of which are subject to Outstanding Options; and 30,999 of which are subject to, but not issuable upon conversion of, Stock Appreciation Rights. As of the date hereof, 118,666 Futura Common Shares were held in the Futura 401(k) Plan and 15,946 shares of Treasury Shares were held by Futura or otherwise owned by Futura or its Subsidiaries. Section 5.03(c) of Futura’s Disclosure Schedule contains (i) a schedule of Outstanding Options setting forth the name of each option holder, the number of Futura Common Shares subject to Outstanding Options, the vesting dates, the grant dates, the expiration dates and the exercise prices for all Outstanding Options and (ii) a schedule of outstanding Stock Appreciation Rights setting forth the name of each rights holder, the number of Futura Common Shares subject to outstanding Stock Appreciation Rights, the grant prices, the vesting dates and the expiration dates for all Stock Appreciation Rights. The outstanding Futura Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule and except for the Outstanding Options and Stock Appreciation Rights, (A) there are no shares of Futura Common Shares authorized and reserved for issuance, (B) Futura does not have any Rights issued or outstanding with respect to Futura Common Shares, and (C) Futura does not have any commitment to authorize, issue or sell any Futura Common Shares or Rights, except pursuant to this Agreement.
          (c) Subsidiaries.
          (i)(A) Champaign Bank and Champaign Investment Company are the only Subsidiaries of Futura, (B) except as Previously Disclosed, Futura owns all of the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Futura’s rights to vote or to dispose of such securities and (F) all of the equity securities of each Subsidiary held by Futura or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Futura or its Subsidiaries free and clear of any Liens.
          (ii) Except as Previously Disclosed, Futura does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
          (d) Corporate Power; Authorized and Effective Agreement. Each of Futura and Champaign Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite number of outstanding Futura Common Shares entitled to vote thereon (“Futura Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable federal and state banking authorities, Futura has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and Champaign Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.
          (e) Corporate Authority. Subject to Futura Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Futura and the Futura Board prior to the date of this Agreement. The Agreement to Merge, when executed by Champaign Bank, shall have been approved by the Board of Directors of Champaign Bank and by the Futura Board, as the sole shareholder of Champaign Bank. This Agreement is a valid and legally binding obligation of Futura, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). The Futura Board has received the written opinion of Keefe, Bruyette and Woods, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Futura Common Shares from a financial point of view.
          (f) Regulatory Approvals; No Defaults.
          (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Futura or any of its Subsidiaries in connection with the execution, delivery or performance by Futura of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement and to continue Futura’s trust powers and trust activities, (B) the filings with the SEC and state securities authorities, (C) the filing of the Certificate of Merger with the OSS pursuant to the OGCL, and (D) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Futura is not aware of any reason why the approvals set forth in

Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
          (ii) Subject to Futura Shareholder Adoption, the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Futura or of any of its Subsidiaries or to which Futura or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Futura Articles or the Futura Code or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument. Without limiting the generality of the forgoing, the Merger will not constitute a “Control Share Acquisition,” as defined in Article VI of the Futura Articles.
          (g) Financial Statements; Material Adverse Effect.
          (i) Futura has delivered or will deliver to First Citizens (a) audited consolidated financial statements for each of the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and retained earnings and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Chizek and Company LLC, Futura’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2007, consisting of balance sheets and the related statements of income (collectively, “Futura’s Financial Statements”). Futura’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of Futura as of the dates thereof and the results of operations and cash flows for the periods indicated, except in the case of the interim financial statements, normal year-end adjustments and the absence of notes thereto. Since December 31, 2006, there has not been any material adverse change in the financial condition of operations, assets or business of Futura. Except as set forth in Futura’s Financial Statements, Futura and Champaign Bank have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Futura or Champaign Bank.
          (ii) Since March 31, 2007, Futura and its Subsidiaries have not incurred any material liability not disclosed in Futura’s Financial Statements.
          (iii) Since March 31, 2007, (A) Futura and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Futura.
          (h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against Futura or any of its Subsidiaries and, to Futura’s Knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Futura or any of its Subsidiaries.
          (i) Regulatory Matters.
          (i) Neither Futura nor any of its Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Federal Reserve System and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
          (ii) Neither Futura nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance with Laws. Each of Futura and its Subsidiaries:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Futura’s knowledge, no suspension or cancellation of any of them is threatened; and

          (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that Futura or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Futura’s Knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults. Except for this Agreement and those agreements and the contracts Previously Disclosed, neither Futura nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) that is up for renewal or extension (either by notice, lack of notice or otherwise) after the date of this Agreement, or (iii) that restricts or limits in any way the conduct of business by it or any of its Subsidiaries (including without limitation a non-compete or similar provision). Neither Futura nor any of its Subsidiaries and, to the Knowledge of Futura, no other party, is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which Futura or any of its Subsidiaries is a party, by which any of their respective assets, business, or operations may be bound or affected in any way, or under which any of their respective assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by Futura or any of its Subsidiaries or, to the Knowledge of Futura, any other party.
          (l) Brokerage and Finder’s Fees. Except as Previously Disclosed, Futura has not employed any broker or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or similar form of compensation in connection with this Agreement or the transactions contemplated by this Agreement.
          (m) Employee Benefit Plans. Except as Previously Disclosed,
          (i) Section 5.03(m) of Futura’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Futura or any of its Subsidiaries participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Futura or any of the Subsidiaries has any present or future liability (the “Compensation and Benefit Plans”). Neither Futura nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except as contemplated by this Agreement.
          (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law,

including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and Futura is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of Futura, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Futura nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Futura or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
          (iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Futura or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Futura under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Futura, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Futura, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
          (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Futura or any of its Subsidiaries was or is a party have been timely made or have been reflected on Futura’s financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Futura, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
          (v) Neither Futura nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Futura or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
          (vi) Futura and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees.
          (vii) With respect to each Compensation and Benefit Plan, if applicable, Futura has provided or made available to First Citizens, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
          (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
          (ix) Neither Futura nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
          (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of First Citizens, Futura or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Futura on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (xi) In accordance with the terms of the Futura 401(k) Plan, Futura Common Shares may not be acquired pursuant to participants’ elections. Only Futura 401(k) Plan participants’ employer matching contribution and employer discretionary profit sharing contribution accounts may have Futura Common Shares credited thereto.
          (n) Labor Matters. Neither Futura nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Futura or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Futura or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Futura’s knowledge, threatened, nor is Futura aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Futura and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
          (o) Takeover Laws. Futura has taken all action required to be taken by Futura in order to exempt this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (collectively, “Takeover Laws”) applicable to it; and (ii) any applicable provisions of the Futura Governing Documents and/or the governing documents of any of Futura’s Subsidiaries.
          (p) Environmental Matters. Neither the conduct nor operation of Futura or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Futura’s Knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Futura’s Knowledge, neither Futura nor any of its Subsidiaries has received any notice from any person or entity that Futura or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.
          (q) Tax Matters.
          (i)(A) All Tax Returns that were or are required to be filed by or with respect to Futura and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes required to be shown to be due on the Tax Returns referred to in clause (i)(A) have been paid in full, (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Futura or its Subsidiaries. Futura has made available to First Citizens true and correct copies of the United States federal income Tax Returns filed by Futura and its Subsidiaries for each of the three (3) most recent fiscal years ended on or before December 31, 2006. Neither Futura nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Futura’s March 31, 2007 financial statements or that have arisen in the ordinary course of business since March 31, 2007. The accruals for Taxes reflected in Futura’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Futura or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither Futura nor any of its Subsidiaries has any reason to believe that any conditions exist or fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.
          (iii) Futura and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
          (iv) To the Knowledge of Futura, no claim has ever been made by any Governmental Authority in a jurisdiction where Futura or any of its Subsidiaries does not file Tax Returns that Futura or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of Futura, is there any factual basis for any such claim.
          (v) Neither Futura nor any Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.
          (vi) Except as Previously Disclosed, neither Futura nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2002, and, to the Knowledge of Futura, no such audit or other proceeding has been threatened. Except as Previously Disclosed, no Governmental Authority has asserted, is now asserting, or, to the Knowledge of Futura, is threatening to assert against Futura or any of its Subsidiaries any deficiency or claim for additional Taxes.
          (vii) Except as Previously Disclosed, neither Futura nor any Subsidiary is a party to any Tax allocation or sharing agreement, nor do Futura or any Subsidiary have any liability for the Taxes of any person (other than Futura or a Subsidiary) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

          (viii) Except as Previously Disclosed, neither Futura nor any Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.
          (ix) Neither Futura nor any Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
          (x) Neither Futura nor any Subsidiary has ever been a member of an affiliated group of corporations, other than an affiliated group of which Futura is or was the common parent.
          (xi) Neither Futura nor any Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.
          (xii) Neither Futura nor any Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.
          (xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Futura or any Subsidiary is a party that could be treated as a partnership for Tax purposes.
          (xiv) All tax returns of any kind relating to trust activities, that are required to be filed by Futura, have been duly filed, taxes timely paid and no issues have been raised, by the relevant taxing authority, in connection with the examination of any said tax returns.
          (r) Risk Management Instruments. Neither Futura nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
          (s) Books and Records. The books of account, minute books, stock record books, and other records of Futura and its Subsidiaries, all of which have been or will be made available to First Citizens, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Futura and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Futura and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Futura and its Subsidiaries, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meetings of

Futura’s Board of Directors relating to the process leading to this Agreement and the transactions contemplated hereunder. The fiduciary books and records of Champaign Bank, from trust activities, have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with applicable fiduciary accounting practices and with no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the substance of trust events and transactions included therein.
          (t) Insurance. Futura’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Futura or its Subsidiaries. Futura and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Futura reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Futura and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.
          (u) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
          (v) Material Adverse Change. Futura has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2006, that has had, or is reasonably likely to have, a Material Adverse Effect on Futura.
          (w) Absence of Undisclosed Liabilities. Neither Futura nor any of its Subsidiaries has any liability (contingent or otherwise) that is material to Futura on a consolidated basis, or that, when combined with all liabilities as to similar matters would be material to Futura on a consolidated basis, except as disclosed in the Futura Financial Statements.
          (x) Properties. Section 5.03(x) of Futura’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Futura or any of its Subsidiaries and used in the business of Futura or any of its Subsidiaries. Futura and its Subsidiaries have good title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Futura Financial Statements as being owned by Futura as of March 31, 2007, or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Futura or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Futura or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Futura’s knowledge, the lessor.

          (y) Loans; Certain Transactions. Each loan reflected as an asset in the Futura Financial Statements as of March 31, 2007, and each balance sheet date subsequent thereto, other than loans the unpaid balance of which does not exceed $150,000 in the aggregate, (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as Previously Disclosed, as of March 31, 2007, Champaign Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Futura or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Champaign Bank and that are subject to 12 C.F.R. Part 31, comply therewith.
          (z) Allowance for Loan Losses. The allowance for loan losses reflected on the Futura Financial Statements, as of their respective dates, is adequate in all material respects under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
          (aa) Repurchase Agreements. With respect to all agreements pursuant to which Futura or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Futura or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          (bb) Deposit Insurance. The deposits of Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Bank has paid all assessments and filed all reports required by the FDIA and under the National Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.
          (cc) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. To Futura’s Knowledge, Futura has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Futura or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. Futura is not aware of any facts or circumstances that would cause Futura to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Futura or any of its Subsidiaries to undertake any material remedial action. The Futura Board (or, where appropriate, the board of directors of one of Futura’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with

Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Futura (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
          (dd) CRA Compliance. Neither Futura nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Champaign Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither Futura nor any of its Subsidiaries knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Futura or one of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of Champaign Bank to fall below satisfactory.
     5.04 Representations and Warranties of First Citizens. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, First Citizens hereby represents and warrants to Futura as follows:
          (a) Organization, Standing and Authority. First Citizens is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. First Citizens is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. First Citizens is registered as a bank holding company under the BHCA. Citizens Bank is a state banking association duly organized, validly existing and in good standing under the laws of the State of Ohio. Citizens Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) First Citizens Common Shares.
          (i) As of the date hereof, the authorized capital stock of First Citizens consists of 10,000,000 First Citizens Common Shares, of which 5,434,300.44 shares were outstanding as of the date hereof. As of the date hereof, except as Previously Disclosed, First Citizens does not have any Rights issued or outstanding with respect to First Citizens Common Shares and First Citizens does not have any commitment to authorize, issue or sell any First Citizens Common Shares or Rights, except pursuant to this Agreement. The outstanding First Citizens Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are subject to preemptive rights (but were not issued in violation of any preemptive rights).
          (ii) The First Citizens Common Shares to be issued in exchange for Futura Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be subject to preemptive rights, but will not be issued in violation of such preemptive rights.
          (c) Ownership of Futura Common Shares. As of the date of this Agreement, neither First Citizens nor any of its directors, officers or affiliates (as defined in Section 1704 of the OGCL), beneficially owned any Futura Common Shares.
          (d) Significant Subsidiaries. Each of First Citizens’ Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and First Citizens owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.
          (e) Corporate Authority. Each of First Citizens and its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. First Citizens has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
          (f) Corporate Authority; Authorized and Effective Agreement. Subject to the adoption of this Agreement by the holders of the requisite majority of outstanding First Citizens Common Shares entitled to vote thereon (“First Citizens Shareholder Adoption”), this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of First Citizens and the First Citizens Board prior to the date hereof. The Agreement to Merge, when executed by Citizens Bank, shall have been approved by the Board of Directors of Citizens Bank and by the First Citizens Board, as the sole shareholder of Citizens Bank. This Agreement is a valid and legally binding agreement of First Citizens, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (g) Regulatory Approvals; No Defaults.
          (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by First Citizens or any of its Significant Subsidiaries in connection with the execution, delivery or performance by First Citizens of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement and to continue Futura’s trust powers and trust activities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the Certificate of Merger with the OSS pursuant to the OGCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of First Citizens Common Shares in the Parent Merger; and

(E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, First Citizens is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
          (ii) Subject to First Citizens Shareholder Adoption, the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of First Citizens or of any of its Significant Subsidiaries or to which First Citizens or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the First Citizens Articles or First Citizens Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (h) Financial Reports and SEC Documents; Material Adverse Effect.
          (i) First Citizens’ reports, registration statements, schedules, definitive proxy statements or other statements filed since December 31, 2005 or to be filed by it or any of its Significant Subsidiaries with the SEC (collectively, “First Citizens SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, and to the extent applicable and in effect, the Sarbanes-Oxley Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such First Citizens SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of First Citizens and its Significant Subsidiaries as of its date, and the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such First Citizens SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of First Citizens and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
          (ii) Since March 31, 2007, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events

(described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to First Citizens.
          (i) Litigation.
          Except as Previously Disclosed, no litigation, claim or other proceeding before any Governmental Authority is pending against First Citizens or any of its Significant Subsidiaries and, to First Citizens’ Knowledge, no such litigation, claim or other proceeding has been threatened. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against First Citizens or any of its Significant Subsidiaries.
          (j) Regulatory Matters.
          (i) Neither First Citizens nor any of its Significant Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority.
          (ii) Neither First Citizens nor any of its Significant Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (k) Compliance with Laws. Except as Previously Disclosed, each of First Citizens and its Significant Subsidiaries:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that First Citizens or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to First Citizens’ Knowledge, do any grounds for any of the foregoing exist).
          (l) Brokerage and Finder’s Fees. Except as Previously Disclosed, First Citizens has not employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.
          (m) Tax Matters. (i) All Tax Returns that were or are required to be filed by or with respect to First Citizens and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct, and complete in all material respects, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of First Citizens or its Significant Subsidiaries. Neither First Citizens nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2002 and, to the Knowledge of First Citizens, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of First Citizens, is threatening to assert against First Citizens or any of its Subsidiaries any deficiency or claim for additional Taxes. Neither First Citizens nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by First Citizens’ SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in First Citizens’ SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, First Citizens has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.
          (n) Books and Records. The books of account, minute books, stock record books and other records of First Citizens and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act and fairly present the substance of events and transactions included therein.
          (o) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
          (p) Material Adverse Change. First Citizens has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2007, that has had, or is reasonably likely to have, a Material Adverse Effect on First Citizens.

ARTICLE VI
Covenants
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Futura and First Citizens shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     6.02 Shareholder Approvals. Futura and First Citizens each shall take, in accordance with applicable law, the Futura Governing Documents, and the First Citizens Articles and First Citizens Code, respectively, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by Futura’s and First Citizens’ shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Futura Meeting” and the “First Citizens Meeting,” respectively), as promptly as practicable after the Registration Statement is declared effective. The Futura Board shall recommend that its shareholders adopt this Agreement at the Futura Meeting, unless otherwise necessary to fulfill the fiduciary duties of the Futura Board, as determined by the Futura Board in good faith after consultation with and based upon advice of independent legal counsel.
     6.03 Registration Statement.
          (a) First Citizens and Futura shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of execution of this Agreement, in accordance with all applicable laws, rules and regulations, and First Citizens shall file with the SEC (i) a joint proxy statement/prospectus for distribution to the shareholders of First Citizens and Futura in connection with the First Citizens Meeting and the Futura Meeting (as amended and supplemented, the “Proxy Statement/Prospectus”) and (ii) a registration statement on Form S-4 relating to the offer and sale of the First Citizens Common Shares in connection with the merger (as amended and supplemented, the “Registration Statement”). The Proxy Statement/Prospectus will be included in and will constitute a part of the Registration Statement. The parties will cooperate with each other in connection with the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Futura and First Citizens shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and First Citizens shall keep the Registration Statement effective as long as necessary to complete the transactions contemplated by this Agreement. First Citizens shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Futura agrees to furnish to First Citizens all information concerning Futura, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
          (b) Futura shall be provided with reasonable opportunity to review and comment on drafts of the Registration Statement and Proxy Statement/Prospectus (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC. First Citizens shall provide Futura with copies of all filings made and correspondence with the SEC. First Citizens shall include in any such documents or responses all comments reasonably proposed by Futura as necessary to ensure compliance of such documents with all applicable laws, rules and regulations. First Citizens shall not file, mail or otherwise deliver such document or respond to the SEC over Futura’s reasonable objection.
          (c) None of the information supplied or to be supplied by Futura or First Citizens, respectively, for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Futura shareholders and the First Citizens shareholders and at the time of the Futura Meeting and the First Citizens Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. If Futura shall become aware prior to the Effective Time of any information furnished by Futura that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Futura shall promptly inform First Citizens thereof. If First Citizens shall become aware prior to the Effective Time of any information furnished by First Citizens that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, First Citizens shall promptly inform Futura thereof and to take the necessary steps to correct the Proxy Statement/Prospectus.
          (d) First Citizens shall advise Futura, promptly after First Citizens receives notice thereof, of (i) the receipt of any written or material oral communication from the SEC regarding the Registration Statement or Proxy Statement/Prospectus; (ii) the time when the Registration Statement has become effective or any supplement or amendment has been filed; (iii) the issuance of any stop order or the suspension of the qualification of First Citizens Stock for offering or sale in any jurisdiction; (iv) the initiation or threat of any proceeding for any such purpose; or (v) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information.
     6.04 Press Releases. Upon the execution of this Agreement, First Citizens and Futura shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of First Citizens and Futura. Neither Futura nor First Citizens will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required by applicable law or regulation or the NASDAQ rules.
     6.05 Access; Information.
          (a) Each of First Citizens and Futura shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, the other party and the other party’s officers, employees, counsel, accountants and other authorized representatives such access, during normal business hours throughout the period prior to the Effective Time, to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as such party may reasonably request in view of the relative interests of the parties in the transactions contemplated by this Agreement and, during such period, (i) shall furnish promptly to such party a copy of each material report, schedule and other documents filed by it pursuant to federal or state securities or banking laws and (ii) shall grant access to all other information concerning the business, properties and personnel of it as the other may reasonably request in view of the relative interests of the parties in the transactions contemplated by this Agreement. Futura shall invite two representatives of First Citizens, which representatives shall be First Citizens directors and/or senior executive officers selected by First Citizens, to attend any Futura and Champaign Bank directors’ meeting held after the date of this Agreement; provided, however, that in no event shall such First Citizens representatives be invited to or be permitted to attend any executive session of Futura or Champaign Bank’s Board or any meeting at which Futura, in its sole discretion, determines that such attendance is inconsistent with the Futura Board’s or the Champaign Bank Board’s fiduciary obligations.
          (b) Neither party shall, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and such information will be subject to the confidentiality provision of Section 6.20.
          (c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
          (d) During the period from the date of this Agreement to the Effective Time, each party shall promptly furnish the other with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.
     6.06 Acquisition Proposals; Break Up Fee.
          (a) Futura shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ officers, directors, employees, advisors and other agents not to, solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than First Citizens, relating to (i) any acquisition or purchase of all or substantially all of the assets of Futura or Champaign Bank or (ii) any merger, consolidation or business combination with Futura or Champaign Bank (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit Futura from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the Futura Board, after consultation with and based upon the advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Futura under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, Futura provides immediate written notice to First Citizens of such action, the identity of such Person and the substance of such Acquisition Proposal.
          (b) In the event Futura or Champaign Bank executes a definitive agreement in respect of, or closes, an Acquisition Proposal, Futura shall pay to First Citizens in immediately available funds the sum of $2,200,000.00 within ten (10) days after the earlier of such execution or closing.
     6.07 Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement, Futura shall deliver to First Citizens a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Futura Meeting, deemed to be an “affiliate” of Futura (each, a “Futura Affiliate”) as that term is defined in Rule 145 under the Securities Act. Futura shall use its reasonable best efforts to cause each person who may be deemed to be a Futura Affiliate to execute and deliver to Futura on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit B.
     6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement and the Voting Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     6.09 Certain Policies. Before the Effective Time, Futura shall, upon the request of First Citizens, (i) modify and change its loan, investment portfolio and real estate valuation policies and practices (including loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of First Citizens and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Futura shall not be obligated to take any such action pursuant to this Section 6.09 unless and until First Citizens acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to Futura that First Citizens’ representations and warranties, subject to Section 5.02, are true and correct as of such date and that First Citizens is otherwise material in compliance with this Agreement; provided further, however, that Futura shall not be obligated to take any such action pursuant to this Section 6.09 if such action would be clearly inconsistent with generally accepted accounting principles. Without limiting the generality of the foregoing, before the Effective Time, Futura shall, upon the request of First Citizens, take all actions necessary (including, without limitation, applying for any required approvals of Governmental Authorities) in order to cause Champaign Bank to pay a cash dividend to Futura in an amount requested by First Citizens; provided, however, that the amount of such cash dividend shall not cause Champaign Bank to fail to meet any applicable capital requirements under federal or state law. Futura’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.09.
     6.10 NASDAQ Listing. First Citizens shall file a listing application, or a NASDAQ Notification Form for Change in the Number of Shares Outstanding, as required by NASDAQ, with respect to the shares of First Citizens Common Shares to be issued to the holders of Futura Common Shares in the Merger.
     6.11 Regulatory Applications.
          (a) First Citizens and Futura and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare, within 45 days of execution of this Agreement, all documentation and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of First Citizens and Futura shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     6.12 Employment Matters; Employee Benefits. (a) It is understood and agreed that nothing in this Section 6.12 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Futura employees any rights other than as employees at will under applicable law and Futura employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Futura who become employees of First Citizens as a result of the

Merger shall, as determined by First Citizens, participate in either Futura’s Compensation and Benefit Plans (for so long as First Citizens determines necessary or appropriate) or in the employee benefit plans sponsored by First Citizens for First Citizens’ employees (with credit for their years of service with Futura for participation and vesting purposes under First Citizens’ applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Futura employees participate in First Citizens’ group health plan (instead of continued participation in Futura’s group health plan), First Citizens agrees to waive all restrictions and limitations for pre-existing conditions under First Citizens’ group health plan. In the event that, within 120 days after the Effective Date, a Futura employee (other than a Futura employee who has a written agreement with Futura or any of its Subsidiaries which provides for severance benefits) is either terminated by First Citizens, other than for cause, or voluntarily terminates because of a material diminution in the employee’s base compensation or because the geographic location at which the employee must perform his or her services is changed by more than 25 miles from the primary location at which such employee performs services at the Effective Time, then such terminated Futura employee shall be entitled to receive from First Citizens (i) up to a maximum of twenty-six (26) weeks of severance pay based upon a formula of two (2) weeks’ base pay for each year of service and (ii) payment of COBRA premiums for the period that such terminated Futura employee receives such severance benefits. For purposes of this Section 6.12(a), “employees of Futura” shall include employees of Futura or any of its Subsidiaries.
     (b) Notwithstanding the foregoing, Futura shall, conditioned upon the occurrence of the Effective Time, take the following actions:
          (i) terminate The Futura Banc Corp 401(k) Profit Sharing Plan (Plan No. 002) (the “Futura 401(k) Plan”) prior to the Effective Date, by resolution adopted by the Futura Board, on terms reasonably acceptable to First Citizens; amend the Futura 401(k) Plan to the extent necessary to (aa) comply with all applicable laws to the extent not previously amended, and (bb) provide, to the extent deemed necessary by Futura, for the allocation of all employer contributions, and the full vesting thereof, as of the termination date; make all employer matching and discretionary contributions, with such discretionary contributions not to exceed $150,000, to the Futura 401(k) Plan in cash for the period January 1, 2007, through the plan’s termination date; and notify Futura 401(k) Plan participants of its termination prior to the Effective Date.
          (ii) terminate the Futura Banc Corp. Supplemental Executive Retirement Plan (the “SERP”) effective as of the Effective Date (or such earlier date as First Citizens and Futura shall agree); upon the Effective Date (or such earlier date as First Citizens and Futura shall agree) or such later date as may be approved by SERP participants that is not later than thirty (30) days following the Effective Date, pay the SERP participants the value of their Separate Accounts (as such term is defined in the SERP) in cash, such value to be determined by Futura as of the Effective Date by multiplying the Cash Exchange Amount by the number of Futura Common Shares credited to the Separate Accounts, and by adding the product thereof to the value of all other amounts credited to the Separate Accounts; and amend the SERP to the extent deemed necessary by Futura to carry out the intent of this Section 6.12(b)(ii). In no event shall the aggregate amount of payments made to all SERP participants in accordance with this Section 6.13(b)(ii) exceed $500,000.

          (iii) upon the Effective Date, pay all deferred fees of members of the Futura Board that have been deferred pursuant to any director fee deferral plan of Futura, which deferred fees shall not exceed $220,000 in the aggregate.
          (iv) upon the Effective Date, make the payments and provide the benefits to the two Futura executive employees, whose employment shall terminate upon the Effective Time, pursuant to each such executive’s March 20, 2007 Change In Control Agreement with Futura.
     (c) Following the execution of this Agreement, Futura shall take all actions necessary to prevent any further Futura Common Shares from being acquired by or contributed to the Futura 401(k) Plan, including, without limitation, adopting any necessary amendments to the Futura 401(k) Plan within 30 days following the execution of this Agreement.
     (d) Except as set forth herein, Futura shall take all action requested by First Citizens prior to the Effective Time to terminate or amend any of the Futura Benefit and Pension Plans to be effective at or immediately before the Effective Time.
     6.13 Notification of Certain Matters. Each of Futura and First Citizens shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.14 [Reserved].
     6.15 Accounting and Tax Treatment. Each of First Citizens and Futura agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code.
     6.16 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of First Citizens and Futura will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
     6.17 Consents. Each of First Citizens and Futura shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
     6.18 Insurance Coverage. Futura shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
     6.19 Correction of Information. Each of First Citizens and Futura shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.20 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Futura and First Citizens pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.20 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement to be sent to the shareholders of Futura and First Citizens under Section 6.03. Futura and First Citizens agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Futura and First Citizens agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Futura or First Citizens to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Futura and First Citizens agree to return all copies of the Information provided to the other promptly.
     6.21 Supplemental Assurances.
          (a) On the date the Registration Statement becomes effective and on the Effective Date, Futura shall deliver to First Citizens a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Futura, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) On the date the Registration Statement becomes effective and on the Effective Date, First Citizens shall deliver to Futura a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Futura) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     6.22 Regulatory Matters. First Citizens, Futura and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Futura or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Futura or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Futura or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.
     6.23 First Citizens Board of Directors Structure Following the Parent Merger. At the Effective Time, the First Citizens Board shall select three (3) members of the Futura Board and take all necessary action to appoint those directors to fill vacancies existing on the First

Citizens Board at the Effective Time (the “New Directors”). Such New Directors shall serve until the next annual meeting of shareholders. For the three annual meetings of shareholders following the Effective Time, First Citizens agrees, subject to compliance with applicable fiduciary duties, the requirements under First Citizens’ Nominating Committee Charter and applicable laws, rules and regulations, and in the absence of unethical behavior or other cause for removal on the part of a New Director, to nominate and recommend the New Directors for election to the First Citizens Board; provided, however, that in the event of a general reduction in the number of authorized number of directors of First Citizens, the number of New Directors nominated and recommended for election to the First Citizens Board pursuant hereto may be reduced so long as the New Directors continue to represent at least 20% of the total members of the First Citizens Board for the period specified hereby. In the event that any New Director retires, resigns or dies, in each case within the three (3) years following the Effective Time, or decides not to stand for reelection as provided for in this section, the remaining New Directors and First Citizens shall mutually agree upon a candidate for appointment or nomination subject to compliance with applicable fiduciary duties, the requirements under First Citizens’ Nominating Committee Charter and applicable laws, rules and regulations.
     6.24 Establishment of Bank Community Board. At the Effective Time, and for a period of up to three (3) years thereafter, First Citizens shall establish a Bank Community Board to be comprised of all current outside directors on the Futura Board who are not Futura or Champaign Bank employees, who wish to participate on such Board and who have not been designated to fill vacancies in accordance with Section 6.23.
     6.25 Bank Name and Signage. First Citizens shall, through December 31, 2008, use its reasonable best efforts to continue to use the “Champaign Bank” name at all Champaign Bank branches, in the markets serviced by those branches and in the operations (including letterhead, product literature and advertising) of those branches.
     6.26 Indemnification; Directors’ and Officers’ Liability Insurance.
          (a) For a period of six (6) years after the Effective Time, First Citizens shall indemnify each Person who served as a director or officer of Futura on or before the Effective Time to the fullest extent permitted pursuant to the Futura Governing Documents as of the date of this Agreement and the OGCL from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Futura; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
          (b) First Citizens shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D & O Policy”) to be effective for a period of four (4) years beginning on the Effective Date, on terms no less advantageous than those contained in Futura’s existing officers’ and directors’ liability insurance policy (“Current Futura D & O Policy”); provided, however, that First Citizens shall not be required to pay an annual premium for the D & O Policy that is in excess of 125% of the annual premium currently paid for the Current Futura D & O Policy, which is $13,000; provided further, however, that if such amount is insufficient to procure the D & O policy, First Citizens shall purchase as much comparable insurance as can be obtained for such amount. The D & O Policy will reimburse the present and former officers and directors of Futura with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time.
          (c) If First Citizens or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Citizens shall assume the obligations set forth in this Section 6.26.
ARTICLE VII
Conditions to Consummation of the Merger
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of First Citizens and Futura to consummate the Merger is subject to the fulfillment or written waiver by First Citizens and Futura prior to the Effective Time of each of the following conditions:
          (a) Shareholder Approvals. This Agreement shall have been duly adopted by the requisite vote of the shareholders of Futura and the shareholders of First Citizens.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall have contained (i) any conditions, restrictions or requirements which the First Citizens Board reasonably determines would be, either before or after the Effective Time, reasonably likely to have a Material Adverse Effect on First Citizens and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and that the First Citizens Board reasonably determines would be, either before or after the Effective Time, unduly burdensome.
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of First Citizens Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.
          (f) NASDAQ Listing. The First Citizens Common Shares to be issued in the Parent Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.
     7.02 Conditions to Obligation of Futura. The obligation of Futura to consummate the Merger is also subject to the fulfillment or written waiver by Futura prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of First Citizens set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Futura shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens by the Chief Executive Officer and the Chief Financial Officer of First Citizens, to such effect.
          (b) Performance of Obligations of First Citizens. First Citizens shall have performed in all material respects all obligations required to be performed by First Citizens under this Agreement at or prior to the Effective Time, and Futura shall have received a certificate, dated the Effective Date, signed on behalf of First Citizens by the Chief Executive Officer and the Chief Financial Officer of First Citizens to such effect.
          (c) Tax Opinion. Futura shall have received an opinion of Squire, Sanders & Dempsey L.L.P., its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Futura who receive First Citizens Common Shares. In rendering its opinion, counsel shall require, and First Citizens and Futura shall supply, reasonable and customary written representations.
          (d) Directors’ and Officers’ Liability Insurance. In accordance with the terms and subject to the conditions of Section 6.26, First Citizens shall have purchased the D & O Policy.
          (e) Payment of Merger Consideration. First Citizens shall have delivered the aggregate Merger Consideration to the Exchange Agent on or before the Effective Time, and the Exchange Agent shall provide Futura with a certificate evidencing such delivery.
          (k) No Material Adverse Effect. From the date of this Agreement, there shall have not occurred any Material Adverse Effect on First Citizens, or any change, condition or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on First Citizens.

     7.03 Conditions to Obligation of First Citizens. The obligation of First Citizens to consummate the Merger is also subject to the fulfillment or written waiver by First Citizens prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Futura set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and First Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Futura by the Chief Executive Officer and the Chief Financial Officer of Futura to such effect.
          (b) Performance of Obligations of Futura. Futura shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and First Citizens shall have received a certificate, dated the Effective Date, signed on behalf of Futura by the Chief Executive Officer and the Chief Financial Officer of Futura to such effect.
          (c) Cancellation Agreements. First Citizens shall have received from each holder of an Outstanding Option or Stock Appreciation Right an executed and legally binding agreement pursuant to which each such option or right is cancelled and terminated.
          (d) [Reserved.]
          (e) Affiliate Agreements. First Citizens shall have received the affiliate agreements referred to in Section 6.07, to the extent such agreements were executed and provided to Futura.
          (f) Consents. Futura shall have obtained the consent or approval of each person (other than Governmental Authorities and Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have or be reasonable likely to have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
          (g) Dissenters’ Rights. The holders of not more than 10% of the outstanding Futura Common Shares shall have perfected dissenters’ rights under Section 1701.85 of the OGCL in connection with the transactions contemplated by this Agreement.
          (h) FIRPTA Certification. First Citizens shall have received a statement executed on behalf of Futura, dated as of the Effective Date, certifying that the Futura Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.
          (i) Tax Opinion. First Citizens shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, its counsel, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by shareholders of Futura who receive First Citizens Common Shares. In rendering such opinion, counsel shall require, and First Citizens and Futura shall supply, reasonable and customary written representation.
          (j) No Material Adverse Effect. From the date of this Agreement, there shall have not occurred any Material Adverse Effect on Futura, or any change, condition or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on Futura.
ARTICLE VIII
Termination
     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of First Citizens and Futura, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach. At any time prior to the Effective Time, by First Citizens or Futura upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
          (c) Delay. At any time prior to the Effective Time, by First Citizens or Futura upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by December 31, 2007, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
          (d) No Approval. By Futura or First Citizens, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the Futura shareholders or the First Citizens shareholders fail to adopt this Agreement at the Futura Meeting or First Citizens Meeting, as applicable.

          (e) Payment Pursuant to Section 6.06. Upon a payment made to First Citizens in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Futura or First Citizens.
          (f) First Citizens Common Shares. If the Average First Citizens Price of a First Citizens Common Share is less than $16.67, then Futura may, at its option, terminate this Agreement; provided, however, that in the event that Futura notifies First Citizens of its intent to terminate this Agreement under this Section, then, prior to Futura exercising any right of termination hereunder, First Citizens may, at its sole option, for a period of five (5) business days following receipt of such notice, offer to distribute to Futura shareholders an additional number of First Citizens Common Shares necessary in order to increase the Share Exchange Ratio to equal 85% of the quotient of $23, divided by the Average First Citizens Price (the “First Citizens Offer”). If First Citizens does not make the First Citizens Offer, Futura may terminate this Agreement.
          (g) Tax-Free Reorganization. If First Citizens does not elect to increase the Share Exchange Ratio pursuant to Section 3.10(b), this Agreement shall automatically terminate without further act or action by either Futura or First Citizens.
     8.02 Effect of Termination and Abandonment, Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder, except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.
ARTICLE IX
Miscellaneous
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.23, 6.24, 6.25 and 6.26 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.04, 6.05(b), 6.05(c), 6.06(b), 6.20, 8.02, and this Article IX which shall survive such termination).
     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Futura Meeting or the First Citizens Meeting, this Agreement may not be amended if such amendment would violate the OGCL or the federal securities laws.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).
     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing and mailing expenses shall be shared equally between Futura and First Citizens. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by First Citizens.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
          If to Futura, to:
Futura Banc Corp.
601 Scioto Street
Urbana, Ohio 43078
Attention: Michael J. Lamping, Chairman,
                    President and Chief Executive Officer
          With a copy to:
Cipriano S. Beredo, Esq.
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, Ohio 44114-1304
          If to First Citizens, to:
First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Attention: David A. Voight, President and
                    Chief Executive Officer

          With a copy to:
First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Attention: James E. McGookey, Senior Vice
                    President and General Counsel
and
John C. Vorys, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43216-1008
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FUTURA BANC CORP.

By	/s/ Michael J. Lamping Name: Michael J. Lamping
Title: Chairman, President and CEO

FIRST CITIZENS BANC CORP

By	/s/ David A. Voight Name: David A. Voight
Title: President and CEO

EXHIBIT A
FORM OF VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is entered into as of June ___, 2007, by and among First Citizens Banc Corp, a bank holding company incorporated under Ohio law (“First Citizens Banc Corp”), and the undersigned shareholders (collectively, the “Shareholders”) of Futura Banc Corp., a bank holding company incorporated under Ohio law (“Futura Banc Corp.”).
     WHEREAS, the Shareholders collectively “beneficially own” (as such term is defined in Rule 13d-3 of the Securities Exchange Act, as amended), have investment authority over, and the power to vote and dispose of                      common shares, without par value, of Futura Banc Corp. (such common shares, together with all shares of Futura Banc Corp. the beneficial ownership of which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);
     WHEREAS, First Citizens Banc Corp and Futura Banc Corp. propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Futura Banc Corp. will merge with and into First Citizens Banc Corp pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and
     WHEREAS, First Citizens Banc Corp and Futura Banc Corp. have made it a condition to their entering into the Merger Agreement that Futura Banc Corp. will use its reasonable best efforts to have the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Voting of Shares
     1.1 Voting Agreement. Each Shareholder hereby agrees that, from the date hereof until this Agreement is terminated, at any meeting of the shareholders of Futura Banc Corp., however called, and in any action by written consent of the shareholders of Futura Banc Corp., such Shareholder shall vote his or her Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time), (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Futura Banc Corp. or any of its Subsidiaries and any person or entity other than First Citizens Banc Corp or any of its Subsidiaries, other than an Acquisition Proposal subject to Section 6.06 of the Merger Agreement and with respect to which Futura Banc Corp. has executed a definitive agreement and paid to First Citizens Banc Corp the $2.2 million as set forth in such Section 6.06; and (iii) against any transaction, action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Futura Banc Corp. under the Merger Agreement or that would result in any of the conditions to the obligations of Futura Banc Corp. under the Merger Agreement not being fulfilled.

ARTICLE 2
Representations and Warranties
     Each of the Shareholders hereby represents and warrants to First Citizens Banc Corp, solely with respect to such Shareholder, as follows:
     2.1 Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.
     2.2 No Conflict.
          (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.
          (b) Except as contemplated by the Merger Agreement, the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.
     2.3 Title to the Shares. Each of the Shareholders is the beneficial owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy that is inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.
ARTICLE 3
Additional Covenants
     3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, from the date hereof until this Agreement is terminated, the Shareholder will not, without the prior written consent of First Citizens Banc Corp, which consent shall not be unreasonably withheld, sell, pledge, transfer, or otherwise voluntarily dispose of any of such Shareholder’s Shares or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.
ARTICLE 4
Miscellaneous
     4.1 Termination. This Agreement and the obligations of the Shareholders hereunder shall terminate on the earlier to occur of (i) the Effective Date of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.
     4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that First Citizens Banc Corp shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.
     4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.
     4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
     4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.
     4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     4.10 Shares. Each Shareholder is entering into this Agreement only in the capacity as the beneficial owner of his, her or its Shares and nothing in this Agreement shall in any way restrict or limit any director or officer of Futura Banc Corp. from taking any action solely in his or her capacity as a director or officer of Futura Banc Corp. that is necessary for him or her to comply with his or her fiduciary duties as a director or officer of Futura Banc Corp. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of each other Shareholder and no Shareholder shall be responsible in any way for the performance of the obligations, or the actions or omissions, of any other Shareholder under this Agreement. Nothing contained herein, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	FIRST CITIZENS BANC CORP

By:
[Name]	Name:
Title:

[Name]

[Name]

[Name]

[Name]

[Name]

[Name]

[Name]

[Name]

EXHIBIT A

Name	Common Shares

Total

EXHIBIT B
FORM OF FUTURA AFFILIATE AGREEMENT
                    , 2007
First Citizens Banc Corp
100 East Water Street
Sandusky, Ohio 44870
Ladies and Gentlemen:
     I have been advised that, as of the date hereof, I may be deemed to be an “affiliate” of Futura Banc Corp. (“Futura”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) promulgated under the Securities Act of 1933, as amended (the “Act”).
     Pursuant to the terms of the Agreement and Plan of Merger by and between First Citizens Banc Corp (“First Citizens”) and Futura dated as of June 7, 2007 (the “Merger Agreement”), providing for the merger of Futura with and into First Citizens (the “Merger”), and as a result of the Merger, I may receive common shares, without par value, of First Citizens (“First Citizens Common Shares”) in exchange for common shares, without par value, of Futura (“Futura Common Shares”) owned by me at the Effective Time (as defined and determined pursuant to the Merger Agreement). This letter is being delivered pursuant to Section 6.07 of the Merger Agreement. I represent and warrant to First Citizens that in such event:
     A. I will not sell, transfer or otherwise dispose of any of the First Citizens Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) which I receive as aforesaid in violation of the Act or the Rules and Regulations.
     B. I have carefully read this letter and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the First Citizens Common Shares, to the extent I feel necessary, with my legal counsel or legal counsel for Futura. I understand that First Citizens is relying on the representations I am making in this letter and I hereby agree to hold harmless and indemnify First Citizens and its officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees), or liabilities (“Losses”) to which First Citizens or any officer or director of First Citizens may become subject under the Act or otherwise as a result of the untruth, breach, or failure of such representations.
     C. I have been advised that the issuance of the First Citizens Common Shares issued to me pursuant to the Merger will have been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since I may be deemed to be an affiliate of Futura under the Rules and Regulations at the time the Merger Agreement was submitted for a vote of the shareholders of Futura, that the First Citizens Common Shares must be held by me indefinitely unless (i) my subsequent distribution of First Citizens Common Shares has been registered under the Act; (ii) a sale of the First Citizens Common Shares is made in conformity with the volume and other applicable limitations of a transaction permitted by Rule 145 promulgated by the Commission under the Act and as to which First Citizens has received satisfactory evidence of the compliance and conformity with said Rule, or (iii) a transaction in which, in the opinion of legal counsel reasonably acceptable to First Citizens or in accordance with a no-action letter from the Commission, some other exemption from registration is available with respect to any such proposed sale, transfer or other disposition of the First Citizens Common Shares.
     D. I understand that First Citizens is under no obligation to register under the Act the sale, transfer or other disposition by me or on my behalf of any First Citizens Common Shares acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.
     E. I also understand that stop transfer instructions will be given to First Citizens’ transfer agent with respect to any First Citizens Common Shares (including any securities which may be paid as a dividend or otherwise distributed thereon) which I receive in the Merger and that there will be placed on the certificates for such First Citizens Common Shares, a legend stating in substance:
     “The common shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the “Act”), applies. The common shares represented by this certificate may not be sold, transferred or disposed of, and the issuer shall not be required to give effect to any attempted sale, transfer or disposition of such common shares, except pursuant to (i) an effective registration statement under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of legal counsel satisfactory to the issuer or in accordance with a “no action” letter from the staff of the Securities and Exchange Commission, such shares are not required to be registered under the Act.”

B-2

     It is understood and agreed that the legend set forth in Paragraph E above shall be removed and any stop order instructions with respect thereto shall be canceled upon receipt of advice from legal counsel in form and substance satisfactory to First Citizens that such actions are appropriate under the then-existing circumstances.

Very truly yours,

Date: , 2007
(Name of Affiliate)

Please print your name here:

Accepted this day of
, 2007

FIRST CITIZENS BANC CORP

By:

Name:

Title:

B-3